     As filed with the Securities and Exchange Commission on June 18, 2004
                                                Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                               HEALTHEXTRAS, INC.
  (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                                 52-2181356
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                       2273 RESEARCH BOULEVARD, 2ND FLOOR
                            ROCKVILLE, MARYLAND 20850
                                 (301) 548-2900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


              HEALTHEXTRAS, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)
                        --------------------------------


DAVID T. BLAIR                            COPIES TO:
CHIEF EXECUTIVE OFFICER                   DOUGLAS P. FAUCETTE, ESQUIRE
HEALTHEXTRAS, INC.                        THOMAS J. HAGGERTY, ESQUIRE
2273 RESEARCH BOULEVARD, 2ND FLOOR        MULDOON MURPHY FAUCETTE & AGUGGIA LLP
ROCKVILLE, MARYLAND 20850                 5101 WISCONSIN AVENUE, NW
(301) 548-2900                            WASHINGTON, DC 20016
(Name, address, including zip code,       (202) 362-0840
and telephone number, including area
code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

====================================================================================================================
    Title of each Class of         Amount to be        Proposed Purchase      Estimated Aggregate      Registration
  Securities to be Registered      Registered (1)     Price Per Share (2)       Offering Price             Fee
====================================================================================================================
         Common Stock                 100,000            $15.26                    $1,526,000             $194
        $.01 par value                Shares
====================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the HealthExtras, Inc. 2004 Employee Stock Purchase Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of HealthExtras, Inc., pursuant to 17 C.F.R. ss.230.416(a).
 (2) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act, the price per share is the average of the high and low prices of HealthExtras, Inc. common stock, as reported on June 15, 2004.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

HEALTHEXTRAS, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. The information regarding the HealthExtras, Inc. (the "Company" or the "Registrant") 2004 Employee Stock Purchase Plan (the "Plan") required by
Part I of the Registration Statement will be sent or given to the participants in the plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule
428. Such documents and the information  incorporated  by reference  pursuant to
Item 3 of Part II of this Registration Statement constitute the prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by the Company with the SEC are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which includes the consolidated balance sheets of
HealthExtras, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, together with the related notes (File No. 0-31014), filed with the SEC on March 15, 2004.

         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (File No. 0-31014), filed with the SEC on May 10, 2004.

         (c) The description of the Company's common stock contained in the Company's Form 8-A (File No.0-31014), as filed with the SEC on December 10, 1999, pursuant to Section 12(g) of the Exchange Act, as incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1 (File No. 333-83761), as amended, initially filed with the SEC on July 26, 1999.

         (d) All  documents  filed by the Company  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Douglas P. Faucette, a partner with the law firm of Muldoon Murphy Faucette & Aguggia LLP, personally beneficially owns 10,000 shares of the Registrant's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Directors and officers of the Company are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles NINTH and TENTH of the Company's Certificate of Incorporation provide as follows:

         NINTH: A. Each person who was or is made a party or is threatened to be
         -----
made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advance of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advance of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advance of expenses, under this Article NINTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

         TENTH: A Director of this Corporation shall not be personally liable to
         -----
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any  repeal  or  modification   of  the  foregoing   paragraph  by  the
stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.   LIST OF EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5.0 Opinion of Muldoon Murphy Faucette & Aguggia LLP as to the legality of the Common Stock to be issued

         10.1     HealthExtras, Inc. 2004 Employee Stock Purchase Plan1

         23.0 Consent of Muldoon Murphy Faucette & Aguggia LLP (contained in the opinion included as Exhibit 5)

         23.1     Consent of PricewaterhouseCoopers LLP

         24.0     Power of Attorney is located on the signature pages
--------------------------

1 Incorporated herein by reference to Exhibit A of the Company's proxy statement on Form DEF14A (File No.0-31014), filed on April 29, 2004.

ITEM 9.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                 (i)    To include  any  prospectus  required by
                           Section 10(a)(3) of the Securities Act;

                                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                                 (iii)  To  include  any   material  information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, unless the information required by (i) and (ii) above is contained in periodic reports filed by the Registrant pursuant to
                           Section  13 or  15(d)  of the  Exchange  Act that are
                           incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, HealthExtras, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 18th day of June, 2004.

                               HEALTHEXTRAS, INC.



                               By:      /s/ David T. Blair
                                        ---------------------------------------
                                        David T. Blair
                                        Chief Executive Officer and Director
                                        (principal executive officer)


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David T. Blair and Michael P. Donovan, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-8
Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                             Title                             Date
----                             -----                             ----



/s/ Thomas L. Blair              Chairman of the Board of         June 18, 2004
-----------------------          Directors
Thomas L. Blair



/s/ David T. Blair               Chief Executive Officer and      June 18, 2004
-----------------------          Director (principal executive
David T. Blair                   officer)



/s/ Michael P. Donovan           Chief Financial Officer          June 18, 2004
-----------------------          and Chief Accounting Officer
Michael P. Donovan               (principal financial and
                                 accounting officer)

/s/ William E. Brock             Director                         June 18, 2004
-----------------------
William E. Brock


/s/ Edward S. Civera             Director                         June 18, 2004
-----------------------
Edward S. Civera


/s/ Steven B. Epstein            Director                         June 18, 2004
-----------------------
Steven B. Epstein


/s/ Frederick H. Graefe          Director                         June 18, 2004
-----------------------
Frederick H. Graefe



/s/ Thomas J. Graf               Director                         June 18, 2004
-----------------------
Thomas J. Graf


/s/ Carey G. Jury                Director                         June 18, 2004
-----------------------
Carey G. Jury



/s/ Deanna D. Strable-Soethout   Director                         June 18, 2004
------------------------------
Deanna D. Strable-Soethout



/s/ Dale B. Wolf                 Director                         June 18, 2004
-----------------------
Dale B. Wolf



                                  EXHIBIT INDEX


                                                                                                                   Sequentially
                                                                                                                     Numbered
                                                                                                                       Page
      Exhibit No.            Description                          Method of Filing                                   Location
-------------------------    ---------------------------------    --------------------------------------------    ---------------


           5.0               Opinion of Muldoon Murphy            Filed herewith.                                       --
                             Faucette & Aguggia LLP

          10.1               HealthExtras, Inc. 2004              Incorporated herein by reference to                   --
                             Employee Stock Purchase Plan         Appendix A of the Company's proxy
                                                                  statement on Form DEF14A (File No.
                                                                  0-31014), filed with the SEC on April 29,
                                                                  2004.

          23.0               Consent of Muldoon Murphy            Contained in Exhibit 5.0.                             --
                             Faucette & Aguggia LLP

          23.1               Consent of                           Filed herewith.                                       --
                             PricewaterhouseCoopers LLP

          24.0               Power of Attorney                    Located on the signature page.                        --
